SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



            -----------------------------------------------


                               FORM 8-K





                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



                            April 13, 1999
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                    (Date of earliest event report)



                         WEYERHAEUSER COMPANY
          --------------------------------------------------
          (Exact name of registrant as specified in charter)


       Washington                  1-4825           91-0470860
       ----------                  ------           ----------
    (State or other             (Commission        (IRS Employer
    jurisdiction of             File Number)       Identification
    incorporation or                                   Number)
    organization)


                       Tacoma, Washington 98477
          --------------------------------------------------
               (Address of principal executive offices)
                              (zip code)

          Registrant's telephone number, including area code:
                            (253) 924-2345

Item 5.  Other Events

On April 13, 1999, Weyerhaeuser Company issued the following press release:

"FEDERAL WAY, Wash. - Weyerhaeuser Company today reported first-quarter net earnings of $102 million, or 51 cents per common share, before special charges. This is an increase of 19 percent compared with $85 million, or 43 cents per common share, for the same period last year.

Net sales for the first quarter were $2.7 billion, up from $2.6 billion the prior year.

During the first quarter, Weyerhaeuser reported two nonrecurring charges against earnings:

 . An after-tax charge of $90 million, or 45 cents per common share, resulting from the implementation of a new accounting standard requiring a charge for unamortized capitalized start-up costs.

 . An after-tax charge of $60 million, or 30 cents per common share, primarily associated with the decision to sell the Composite Products business.

Including the effect of the special charges, Weyerhaeuser reported a loss of $48 million, or 24 cents per common share, for the quarter.

`We are encouraged by our first quarter results because they reflect the progress we're achieving through our focus on operating efficiencies and improving market conditions,' said Steven R. Rogel, president and chief executive officer. `The Pulp, Paper and Packaging sector improved its operating performance over the prior quarter despite difficult market conditions. Meanwhile, the Wood Products markets remained strong, especially structural panels, and our facilities operated very well. The effect of the robust U.S. housing market also is apparent in the continued excellent results of our Real Estate business. The Asian log export market is the most stable it has been in two years and the domestic log market has been improving along with lumber prices. Pulp, paper and packaging prices also have started to improve. Despite strengthening markets, our focus remains on increasing the efficiencies of our operations.'

Results for the first quarter 1999 by segment were:

 . Timberlands reported operating earnings of $119 million compared with $147 million in 1998. Volume in both the domestic and foreign log markets was generally stable throughout the quarter and showed some improvement late in the period. Domestic prices, however, remain well below last year's levels while export prices were unchanged from the first quarter 1998.

 . Wood Products reported operating earnings of $80 million before a $94 million pre-tax charge for nonrecurring items primarily associated with the sale of the Composite Products business. This compares with $26 million for the same quarter in 1998. Including the charge, Wood Products had a loss of $14 million for the quarter. The strong earnings before the charge are the result of demand for lumber and panel products due to the continued strong domestic housing market.

 . Pulp, Paper and Packaging reported operating earnings of $42 million compared with $52 million for the same period last year. Although lower than the first quarter last year, the sector's performance improved from fourth quarter levels despite lower prices for most products.

 . Real Estate and related assets reported operating earnings of $46 million compared with $25 million in 1998. Improved operating performance and the strength of the housing markets in which the company operates - especially California - contributed to the strong performance.

The company incurred expenses of $17 million for Year 2000 remediation efforts during the first quarter.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 1998, it had sales of $10.8 billion and has offices or operations in 12 countries and customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

                                 # # #
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

Statements by Steven R. Rogel in this news release may contain statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY


                                   By   /s/ Sandy D. McDade
                                        ----------------------
                                   Its: Secretary

Date:  April 14, 1999